Exhibit 99.1

For release: Aug. 5, 2020	Contact: Brian Dingerdissen Essential Utilities Inc. Investor Relations O: 610.645.1191 BJDingerdissen@Essential.co Gretchen Toner Communications and Marketing 484.368.4816 Media@essential.co

Essential Utilities reports financial results for Q2 2020

Earns $0.29 earnings per share; reaffirms annual earnings guidance

Strong residential water consumption offsets declines in other customer classes

Declares 7% dividend increase

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), formerly Aqua America Inc., today reported results for the second quarter ended June 30, 2020.

Company Highlights

Despite the considerable work to overcome challenges associated with the COVID-19 pandemic, Essential has remained focused on operational excellence, the integration of Peoples and advancing the DELCORA transaction process. With many customers working from home, as well as favorable weather across the company’s states, residential water consumption was up year over year, more than offsetting consumption declines in commercial, industrial, and other segments. Essential Chairman and CEO Christopher Franklin said, “We are pleased with our strong financial results for the first full quarter following the closing of Peoples. The company continues to take the COVID-19 pandemic very seriously and thus far has seen little financial impact. In addition to concerns for the health and safety of our employees and customers, we are working with our customers on bill payment options where necessary. We are pleased that most of the states in which we operate have provided constructive regulatory treatment for this customer support. Additionally, the board of directors’ action earlier this week declaring a 7% increase to the quarterly dividend reflects confidence in our strategy and execution, continuing 75 years of consecutive quarterly cash dividends.”

Operating Results

Essential reported net income of $74.6 million (GAAP) for the second quarter 2020, or $0.29 per share (GAAP), compared to $54.9 million, or $0.25 per share, for the second quarter 2019. Results for the second quarter of 2020 include the operating results of Peoples, which largely comprises Essential’s regulated natural gas segment, and results for the second quarter of 2019 include Peoples transaction-related items.

Essential’s revenues for the quarter were $384.5 million, an increase of 75.6% compared to $218.9 million in the second quarter of 2019. The natural gas utility acquired in the first quarter contributed $149.6 million of this revenue growth, while the remainder was due to rate and surcharge increases, increased volume and growth in the regulated water segment. Operations and maintenance expenses increased to $128.6 million for the second quarter of 2020 compared to $86.4 million in the second quarter of 2019. The increase in operations and maintenance expenses was primarily a result of operations and maintenance expenses of $52.8 million from the acquisition of Peoples.

Essential’s regulated water segment reported revenues for the quarter of $234.1 million, an increase of 7.4% compared to $218.0 million in the second quarter of 2019. Rates and increased volume were the largest contributors to the increase in revenues for the period, in addition to customer growth from both organic growth and acquisitions. Operations and maintenance expenses for Essential’s regulated water segment increased 3.5% to $76.6 million for the second quarter of 2020 compared to $74.1 million. Excluding the impact of growth, the increase in regulated water segment operations and maintenance expenses for the second quarter of 2020 were in line with historical experience.

Essential’s regulated natural gas segment reported revenues for the second quarter of 2020 of $146.9 million. Operations and maintenance for the same period for Essential’s regulated natural gas segment were $50.9 million and purchased gas costs were $41.6 million.

For the first six months of 2020, the company reported revenues of $640.1 million compared to $420.0 million in the first half of 2019. Operations and maintenance expenses for the first half of 2020 were $235.2 million compared to $165.8 million in 2019. Adjusted for the Peoples transaction items, O&M would have been in line year over year.

As of June 30, 2020, Essential reported year-to-date net income of $126.4 million or $0.50 per share (GAAP) compared to $71.8 million or $0.36 per share (GAAP) reported through the same period of 2019. Adjusted income and adjusted income per share (both non-GAAP financial measures) for the first half of 2020, excludes the impact of the Peoples transaction-related expenses and includes a normalized pro forma adjustment for the Peoples operating results for the period Jan. 1, 2020 to March 15, 2020 to provide the basis for a 2020 full-year run rate of operating results. Adjusted income for the first six months of 2020 was $228.3 million or $0.90 per share (non-GAAP). Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Dividend

On Aug. 4, 2020, Essential’s board of directors declared a quarterly cash dividend of $0.2507 per share of common stock. This increase represents a 7% increase to the quarterly dividend rate and is the company’s 30th increase in the last 29 years. This dividend will be payable on Sept. 1, 2020 to shareholders of record on Aug. 14, 2020. Essential has paid a consecutive quarterly cash dividend for 75 years.

Financing

As previously announced, as a preventive measure to address liquidity concerns related to COVID-19 and its potential economic and capital markets impacts, the company secured and borrowed an additional $500 million on a 364-day term loan in early April 2020. Subsequent to the company’s $1.1 billion public debt offering on April 15, 2020 and after gaining more knowledge as to the COVID-related impacts to Essential’s revenue and bad debt, the company repaid the term loan in full with payments in May and June.

Water utility acquisition growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On June 22, 2020, Essential Utilities closed its acquisition of the East Norriton Township wastewater system in Pennsylvania, a utility with approximately 5,000 customer connections. In the first six months of 2020, customer growth for the company’s water utilities has totaled 1.2% including organic growth.

As previously announced, fair market value legislation has been enacted in all eight states in which Essential Utilities provides regulated water services. This legislation allows regulated water companies to pay fair market value for the purchase of water and wastewater systems, benefiting local governments and other water utility owners, customers and the environment. Essential recently announced that its regulated water subsidiary, Aqua Texas, signed a purchase agreement to acquire Commons Water Supply, Inc. in Texas, an investor owned utility with approximately 1,000 customer connections in the Houston suburbs. This will be Essential’s first fair market value transaction in Texas.

Essential has signed purchase agreements for other municipal water and wastewater acquisitions that are expected to add the equivalent of over 200,000 water and wastewater retail customers and over $300 million in expected rate base. This includes the previously announced signed purchase agreement between Essential’s regulated water segment subsidiary, Aqua Pennsylvania Wastewater, and the Delaware County Regional Water Quality Control Authority (DELCORA).

Capital expenditures

Essential invested $293.1 million in the first half of the year to improve its regulated water and natural gas infrastructure systems. This does not include an additional $53.5 million that was invested by Peoples, pre-closing, during the period from Jan. 1, 2020 to March 15, 2020. The company remains on track to replace and expand its water and wastewater utility infrastructure by investing approximately $550 million in 2020. Additionally, the company expects to invest approximately $400 million in 2020 to replace and upgrade its natural gas utility infrastructure (including capital invested in 2020 prior to Essential’s ownership). In total, infrastructure investments of approximately $2.8 billion are expected through 2022 to improve water and natural gas systems (including capital invested at Peoples in 2020 prior to Essential’s ownership). The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources. The company’s plan to accelerate the replacement of approximately 2,700 miles of aged gas pipe at Peoples is underway. This program will enable significant reduction in methane emissions that occur in aged gas pipes.

Rate activity

To date in 2020, Essential’s regulated water segment has received rate awards or infrastructure surcharges in Illinois, Indiana, North Carolina, Ohio, Virginia and Pennsylvania totaling an estimated increase in annualized revenues of $10.2 million. Additionally, Essential’s regulated natural gas segment has received rate awards or infrastructure surcharges in Kentucky and Pennsylvania totaling an estimated increase to annualized revenues of $1.0 million. The company currently has proceedings pending in New Jersey, Virginia and Ohio for its regulated water segment totaling $5.2 million.

Essential reaffirms 2020 guidance

The company continues to monitor the global outbreak of COVID-19 and will update guidance impacts from the outbreak in the future if needed. At this time, the following continues to be the 2020 full-year guidance:

•	Adjusted income per diluted common share (non-GAAP) of $1.53 to $1.58

•	Earnings growth CAGR of 5 to 7 percent for 2019 through 2022

•	Regulated water segment infrastructure investments of approximately $550 million in 2020

•	Regulated natural gas segment infrastructure investments of approximately $400 million in 2020 on full-year basis (adjusted to include capital invested in 2020 prior to Essential’s ownership)

•

Infrastructure investments of approximately $2.8 billion through 2022 in existing operations to rehabilitate and strengthen water, wastewater, and natural gas systems (including regulated natural gas segment capital invested in 2020 prior to Essential’s ownership)

•	Regulated water segment rate base compound annual growth rate of 6 to 7 percent through 2022

•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10 percent through 2022

•	Total annual regulated water segment customer growth of between 2 and 3 percent on average depending upon regulatory approval

•	Gas customer count expected to be relatively stable for 2020

Please refer to the reconciliation of GAAP and non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Aug. 6, 2020

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 7052213

The company’s conference call with financial analysts will take place Thursday, Aug. 6, 2020 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 6, 2020 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 7052213). International callers can dial +1 719-457-0820 (pass code 7052213).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of adjusted income per diluted common share for the fiscal year ending in 2020; the 3-year earnings growth from 2019 to 2022; the projected total regulated water segment customer growth for 2020; the anticipated amount of capital investment in 2020; the anticipated amount of capital investment from 2020 through 2022; and the company’s anticipated rate base growth from 2020 through 2022. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 virus; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$384,468	$218,892	$640,053	$420,024

Operations and maintenance expense	$128,604	$86,445	$235,241	$165,759

Net income	$74,629	$54,903	$126,410	$71,827

Basic net income per common share	$0.29	$0.25	$0.52	$0.36
Diluted net income per common share	$0.29	$0.25	$0.50	$0.36

Basic average common shares outstanding	254,167	219,055	245,144	198,747
Diluted average common shares outstanding	254,434	219,790	254,452	199,303

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$384,468	$218,892	$640,053	$420,024
Cost & expenses:
Operations and maintenance	128,604	86,445	235,241	165,759
Purchased gas	43,420	—	56,190	—
Depreciation	67,925	39,550	113,491	78,624
Amortization	1,967	(2,920)	2,646	(2,584)
Taxes other than income taxes	19,433	14,868	35,869	29,837

Total	261,349	137,943	443,437	271,636

Operating income	123,119	80,949	196,616	148,388
Other expense (income):
Interest expense	51,666	31,727	86,788	59,596
Interest income	(196)	(8,418)	(5,231)	(8,437)
Allowance for funds used during construction	(2,230)	(3,611)	(5,178)	(7,667)
Change in fair value of interest rate swap agreements	—	(11,040)	—	23,742
Loss on debt extinguishment	—	18,935	—	18,935
Gain on sale of other assets	(20)	(48)	(125)	(268)
Equity earnings in joint venture	(470)	(1,240)	(343)	(1,783)
Other	(722)	1,912	957	2,784

Income before income taxes	75,091	52,732	119,748	61,486
Provision for income taxes (benefit)	462	(2,171)	(6,662)	(10,341)

Net income	$74,629	$54,903	$126,410	$71,827

Net income per common share:
Basic	$0.29	$0.25	$0.52	$0.36
Diluted	$0.29	$0.25	$0.50	$0.36
Average common shares outstanding:
Basic	254,167	219,055	245,144	198,747

Diluted	254,434	219,790	254,452	199,303

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs of $12,744 recorded as operations and maintenance expenses for the three months ended June 30, 2019 and $25,397 and $19,390 for the six months ended June 30, 2020 and 2019, respectively, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning. Additionally included in transaction-related expenses for the three months ended June 30, 2019 are mark-to-market fair value adjustments of $(11,040) and $23,742 for the six months ended June 30, 2020 associated with interest rate swap agreements for debt issued related to the Peoples transaction. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, expenses of $18,954 associated with the refinancing of existing debt that occurred in May 2019 are included in transaction-related expenses;

(2) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing from January 1, 2020 to March 15, 2020, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(3) Pre-acquisition interest expense of $3,492, net of interest income of $2,174, commencing in the second quarter of 2019 for funds borrowed prior to the completion of the Company’s Peoples acquisition on March 16, 2020;

(4) On April 26, 2019, the Company issued $313,500 of notes so as to complete an early extinguishment of $313,500 of existing debt on May 18, 2019. The Company incurred overlapping interest expense during this 22-day period of $858, net of interest income earned of $406, on the borrowed funds, and considers this overlapping net interest expense of $452 to be a transaction-related expense;

(5) Interest income earned on the proceeds received from our April 2019 equity offerings of common shares and tangible equity units prior to the completion of the Company’s Peoples acquisition on March 16, 2020;

(6) The income tax impact of the non-GAAP adjustments described above; and

(7) The effect on average diluted shares outstanding of the shares issued in April 2019 for our common share and tangible equity unit issuances prior to the completion of the Company’s Peoples acquisition on March 16, 2020.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (GAAP financial measure)	$74,629	$54,903	$126,410	$71,827
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	20,658	25,573	62,086
(2) Adjustments to provide full-year 2020 run rate of Peoples operating results, including additional net interest expense	—	—	108,132	—
(3) Pre-acquisition interest expense for funds borrowed for acquisition of Peoples, net	—	1,318	—	1,318
(4) Overlapping interest expense on refinanced debt	—	452	—	452
(5) Interest income earned on proceeds from April 2019 equity offerings	—	(7,408)	—	(7,408)
(6) Income tax effect of non-GAAP adjustments	—	(3,108)	(31,803)	(11,736)

Adjusted income (Non-GAAP financial measure)	$74,629	$66,815	$228,312	$116,539

Net income per common share (GAAP financial measure):
Basic	$0.29	$0.25	$0.52	$0.36
Diluted	$0.29	$0.25	$0.50	$0.36
Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.29	$0.37	$0.90	$0.65
Average common shares outstanding:
Basic	254,167	219,055	245,144	198,747

Diluted	254,434	219,790	254,452	199,303

Average common shares outstanding:
Shares used in calculating diluted net income per common share	254,434	219,790	254,452	199,303
(5) Less: Adjustment for effects of April 2019 common share issuance	—	(28,336)	—	(14,246)
(5) Less: Adjustment for effects of April 2019 tangible equity unit issuance	—	(12,760)	—	(6,415)

Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	254,434	178,694	254,452	178,642

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

The Company is providing disclosure of the reconciliation of the Company’s outlook of the non-GAAP financial measure “adjusted diluted income per common share” to the most comparable GAAP financial measure “diluted net income per common share.” The diluted income per share guidance for 2020 reflects the completion of the Peoples acquisition March 16, 2020. The Company believes that the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year illustrative guidance provides investors the ability to measure the Company’s future financial operating performance with adjustments, by providing an estimate of the full-year effects of the Peoples acquisition as if this transaction closed on January 1, 2020. The adjusted results are more indicative of the Company’s future performance and are more comparable to measures reported by other companies. The Company believes that the presentation of this non-GAAP financial measure is more indicative of the Company’s future performance and is more comparable to measures reported by other companies.

This reconciliation includes a presentation of the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year guidance and has been adjusted for the following items:

(1) Excludes transaction-related expenses for the Company’s Peoples acquisition completed in March 2020, which consisted of costs primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning;

(2) Excludes the impact of Peoples transaction-related rate credits of $23 million to be granted to Pennsylvania water and gas customers;

(3) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(4) Excludes the income tax impact of the non-GAAP adjustments described above.

This financial measure is a measure of the Company’s operating performance that does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measure” under applicable Securities and Exchange Commission regulations. The non-GAAP financial measure is provided to supplement the Company’s GAAP outlook and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles Essential’s 2020 full-year guidance GAAP outlook to the non-GAAP information that we have provided:

Diluted net income per common share for Essential’s full year 2020 guidance (GAAP financial measure)	$1.05 to $1.10
Adjustments on a per share basis:
(1) Transaction-related expenses for Peoples transaction completed in March 2020	$0.10
(2) Peoples transaction-related commitment to grant rate credits to utility customers	$0.09 +/- $0.01
(3) Adjustment to provide full-year run rate of Peoples operating results, including additional net interest expense	$0.42
(4) Income tax effect of non-GAAP adjustments	($0.15) +/- $0.02

Adjusted diluted income per common share for Essential’s full year 2020 guidance (Non-GAAP financial measure)	$1.53 to $1.58

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30, 2020	December 31, 2019
Net property, plant and equipment	$9,050,760	$6,345,790
Current assets	312,454	2,015,127
Regulatory assets and other assets	3,665,194	1,001,068

Total assets	$13,028,408	$9,361,985

Total equity	$4,635,534	$3,880,860
Long-term debt, excluding current portion, net of debt issuance costs	5,174,601	2,943,327
Current portion of long-term debt and loans payable	102,839	130,775
Other current liabilities	345,340	192,686
Deferred credits and other liabilities	2,770,094	2,214,337

Total liabilities and equity	$13,028,408	$9,361,985